Exhibit 99.1

Orbitz Worldwide, Inc. Reports Fourth Quarter 2007

and Year-End 2007 Results

•                  Net revenue for the year 2007 increased 14 percent to $859 million, and gross bookings increased 10 percent.

•                  Net loss was $85 million for the year 2007, and the net loss for the fourth quarter of 2007 was $11 million.

•                  Adjusted EBITDA for the year increased 27 percent to $144 million.

•                  Fourth quarter 2007 net revenue increased 10 percent to $197 million.

•                  Adjusted EBITDA was $37 million for the fourth quarter of 2007, an increase of 16 percent.

Chicago, March 6, 2008 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the fourth quarter and year ended December 31, 2007. Net revenue increased to $197 million for the fourth quarter of 2007, up 10 percent from $179 million for the fourth quarter of 2006. The company reported a net loss in the fourth quarter of 2007 of $11 million or $.13 per share. Adjusted EBITDA for the fourth quarter of 2007 was $37 million, an increase of 16 percent over fourth quarter 2006 levels. Adjusted earnings per share was $.12 for the fourth quarter of 2007.

“Our strong growth in Adjusted EBITDA in 2007 is primarily the result of excellent performance at our international brands, good performance in the U.S., and the benefits of cost leverage as we grow our business. We sustained strong international growth in the fourth quarter of 2007, with a 43-percent increase in international gross bookings and a 33-percent increase in international revenue as compared to the fourth quarter of 2006. This growth was driven by particularly strong results in continental Europe,” said Steve Barnhart, CEO and president of Orbitz Worldwide.

The attached Appendix A entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and reconciles these non-GAAP financial measures to the GAAP financial measures that Orbitz Worldwide considers to be the most comparable.

For the full year, Orbitz Worldwide’s net revenue increased 14 percent to $859 million, versus $752 million in the prior year. Operating income for the full year 2007 was $42 million as compared to an operating loss of $118 million in 2006. The company reported a net loss of $85 million for 2007 compared to a net loss of $146 million in 2006. For the year 2007, Adjusted EBITDA was $144 million, an increase of 27 percent over Adjusted EBITDA in 2006. Adjusted earnings per share was $.67 for the year 2007, up from $.09 per share for 2006.

“Looking forward, we expect continued strong growth in our international businesses and have a strong pipeline of activity to accelerate growth in the U.S.,” continued Barnhart. “Our domestic operations face a difficult comparison in the first quarter of 2008 against the prior year, after which we expect our results will improve through the year as we realize the benefits of our strategic initiatives. We remain focused on growing our international operations as we roll out our new technology platform to the balance of our 13 ebookers sites. We will continue to invest in building our non-air business around the world, particularly by expanding the inventory of hotels that we offer our customers through all of our brands.”

Fourth Quarter and Full Year 2007 Financial Highlights

Gross Bookings and Net Revenue

For the fourth quarter of 2007, Orbitz Worldwide’s gross bookings were $2.4 billion, equal to the fourth quarter of 2006. Bookings for the air business declined one percent and bookings for the non-air and other businesses increased two percent compared to the fourth quarter of 2006. International gross bookings increased 43 percent (30 percent after adjusting for the impact of foreign exchange) due to strong growth at both ebookers and HotelClub. Domestic gross bookings declined five percent for the fourth quarter of 2007 as compared to same period of 2006.

For the full year 2007, gross bookings were $10.8 billion, up 10 percent over 2006 levels. Air gross bookings increased 10 percent year over year, while non-air and other bookings increased 11 percent from 2006 to 2007. International gross bookings grew by 35 percent in 2007 over 2006 levels, and domestic gross bookings increased by seven percent year over year.

Net revenue for the fourth quarter of 2007 was $197 million, an increase of 10 percent from $179 million in the fourth quarter of 2006. Of this increase, $18 million was due to the impact of purchase accounting adjustments, which reduced reported net revenue in the fourth quarter of 2006. This was offset by the sale of the offline U.K. travel business, which had revenue for the fourth quarter of 2006 of $7 million.

•                  Air revenue was $81 million for the fourth quarter of 2007, down five percent from $85 million in the fourth quarter of 2006. International air revenue increased slightly, offset by weakness in domestic air. After adjusting for the impact of foreign exchange, total air revenue declined five percent.

•                  Non-air/other revenue, which consists primarily of hotel, car, dynamic packaging and advertising revenue, was $116 million for the fourth quarter of 2007, up 23 percent from $94 million in the fourth quarter of 2006. After adjusting for the impact of foreign exchange, non-air/other revenue increased 19 percent.

•                  Domestic revenue was $153 million for the fourth quarter of 2007, an increase of five percent from fourth quarter 2006 revenue of $146 million. Purchase accounting adjustments reduced fourth quarter 2006 domestic revenue by $13 million. The company experienced a softer domestic air business in the fourth quarter of 2007, offset by revenue increases from hotels, dynamic packaging and advertising.

•                  International revenue was $44 million for the fourth quarter of 2007, an increase from $33 million reported in the fourth quarter of 2006. After adjusting for the impact of foreign exchange, international revenue increased 14 percent. The growth in international revenue was driven by particularly strong results at ebookers’ sites in continental Europe.

For the full year 2007, revenue was $859 million, up 14 percent from $752 million in 2006.  The strongest increases were in non-air revenue, which grew 26 percent year over year, and international revenue, which grew 28 percent from 2006 to 2007.

In an effort to improve comparability between years, the company has posted on its website (http://orbitz-ir.com) a chart that adjusts net revenue for purchase accounting impacts, the sale of the offline U.K. travel business and currency fluctuations.

Additional operating metrics used by management to evaluate the results of Orbitz Worldwide are attached to this press release in Appendix B.

Expenses

Orbitz Worldwide’s cost of revenue was $41 million in the fourth quarter of 2007. Cost of revenue as a percentage of revenue increased in the fourth quarter of 2007 as compared to the third quarter of 2007. However, for the full year, cost of revenue was 18 percent of net revenue, in line with the company’s expectations.

Marketing expense in the fourth quarter of 2007 was $57 million, a decrease of eight percent from the fourth quarter of 2006. In response to significant inflation in the cost of eMarketing in the U.S. in the fourth quarter of 2007, the company adjusted spending to ensure an appropriate return across each area of its U. S. brand portfolio. For the full year, marketing expense increased nine percent to $302 million from $277 million in the prior year.

Selling, general and administrative (SG&A) expenses decreased 13 percent in the fourth quarter of 2007 to $69 million from $79 million in the same period of 2006. This decrease is attributable to lower consulting and professional fees, due in part to an insurance reimbursement of expenses related to the ongoing hotel occupancy tax litigation. In addition, fourth quarter 2006 included SG&A expenses associated with the U.K. offline travel business, which was sold in July 2007.

Adjusted EBITDA

Adjusted EBITDA was $37 million in the fourth quarter of 2007, an increase of 16 percent over fourth quarter 2006 levels. For the full year 2007, Adjusted EBITDA increased 27 percent to $144 million.

Interest

Orbitz Worldwide incurred net interest expense of $17 million in the fourth quarter of 2007, compared to net interest expense of $5 million in the fourth quarter of 2006. This increase primarily reflects the impact of the new $600 million term loan the company entered into in connection with the company’s initial public offering (IPO) in late July 2007. For the full year 2007, net interest expense increased to $83 million from $27 million in 2006. This increase reflects both interest expense on the intercompany loan with Travelport that was repaid in connection with the IPO and interest expense on the company’s $600 million term loan. Cash interest payments (net of capitalized interest) were $19 million for the fourth quarter 2007 and $74 million for the full year 2007.

Capital Spending

Capital spending for 2007 was $53 million, down sharply from $83 million in 2006. The decline was due primarily to two factors: the company invested heavily in infrastructure for its new global technology platform in 2006, which was non-recurring, and Orbitz spent $13 million to relocate its corporate offices during 2006.

Other Highlights through February

•                  Orbitz Worldwide reached distribution agreements with JetBlue Airways and USA3000 Airlines, increasing the choice of affordable flights and vacation packages it offers customers through its Orbitz, CheapTickets and Orbitz for Business brands.

•                  ebookers successfully rolled out the global technology platform to its Ireland site in the fourth quarter of 2007, while the U.K. site continued to see benefits from its transition to the global platform in July 2007.

•                  HotelClub doubled the size of its hotel sourcing team dedicated to increasing inventory and building partnerships with hotels throughout Europe, Asia and the Middle East.

•                  The company announced new partnerships with a number of hotel groups, including NH Hoteles, a leading European-based hotel chain with 341 hotels in 21 countries, primarily in Europe with a presence in South America and Africa.

•                  The company recently renewed its long-term partnership with Marriott International with an agreement that gives its global customers access to room inventory for individual hotel room sales and vacation packages at Marriott branded lodging properties globally.

•                  Orbitz for Business signed significant new corporate accounts, including the University of California and The American Bar Association.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its fourth quarter results at 10:00 a.m. EST (9:00 a.m. CST) on Thursday, March 6. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at http://orbitz-ir.com. An archive of the webcast can be accessed through the Orbitz Worldwide Investor Relations website for a period of at least 90 days, and an MP3 file of the call will also be available on the site. A transcript of the call will be posted under Webcasts & Presentations at http://orbitz-ir.com.

About Orbitz Worldwide

Orbitz Worldwide (corp.orbitz.com) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. These include hundreds of airlines and 85,000 lodging properties, as well as leading rental car, cruise and attractions companies. Orbitz Worldwide owns and operates a portfolio of consumer brands. In the U.S., those brands include Orbitz (www.orbitz.com) and CheapTickets (www.cheaptickets.com), a leading online site for discounted leisure travel products. Orbitz Worldwide’s international brands include ebookers (www.ebookers.com), a leading full-service online travel company in Europe, serving customers through 13 country-specific websites; HotelClub (www.hotelclub.com), a global accommodation specialist website offering hotels in approximately 120 countries; and RatesToGo (www.ratestogo.com), which offers last-minute hotel reservations worldwide. The Away Network (www.away.com) specializes in providing travel content for travelers seeking unique experiences and activities. Orbitz for Business (www.orbitzforbusiness.com) is a full-service managed business travel program offering a portfolio of business travel products for small to large companies. Orbitz Worldwide is listed on the New York Stock Exchange (NYSE: OWW).

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks, uncertainties and other factors concerning among other things, Orbitz Worldwide’s (the “Company”) expected financial performance and its strategic operational plans. The results presented are preliminary and unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; future acquisition opportunities and the Company’s ability to successfully integrate acquired businesses and realize their anticipated benefits; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Prospectus dated July 19, 2007, which is on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which will be filed with the SEC in the first quarter of 2008. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of March 6, 2008, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

About Basis of Presentation

The unaudited consolidated financial statements included in this press release have been carved out of the historical financial statements of Cendant Corporation (“Cendant”) for the period prior to the acquisition of the travel distribution businesses of Cendant by affiliates of The Blackstone Group and Technology Crossover Ventures on August 23, 2006, (the “Blackstone Acquisition”) and the historical financial statements of Travelport for the period subsequent to the Blackstone Acquisition through July 18, 2007. In connection with the Blackstone Acquisition, the carrying values of the Company’s assets and liabilities were revised to reflect their fair values as of August 23, 2006, based upon an allocation of the overall purchase price of Travelport to the underlying net assets of the various Travelport affiliates acquired. The accompanying unaudited consolidated financial statements present separately the financial position, results of operations and cash flows for Orbitz Worldwide on a “Successor” basis (reflecting the Company’s ownership by Travelport) and “Predecessor” basis (reflecting the Company’s ownership by Cendant). The financial information of the Company has been separated by a vertical line on the face of the financial statements to identify these different bases of accounting.

Prior to an intercompany restructuring (the “Reorganization”) that was completed on July 18, 2007, the Company’s businesses were operated by Cendant and Travelport as a part of their broader corporate organizations, rather than as a separate consolidated entity. The legal entity Orbitz Worldwide, Inc. was formed in connection with the Reorganization and as a result, prior to the Reorganization, there was no single capital structure upon which to calculate historical earnings (loss) per share information for the Orbitz Worldwide businesses. Accordingly, earnings (loss) per share information has not been presented for historical periods prior to the Reorganization.

The discussion and analysis of the Company’s results of operations and financial condition in this press release cover periods both prior to and subsequent to the Blackstone Acquisition. The results are discussed on a combined basis throughout this release. The discussion and analysis of historical periods prior to August 23, 2006, does not reflect the impact that the Blackstone Acquisition had on the Company’s results, including the effect of purchase accounting adjustments. Therefore, the combined results of the Successor and the Predecessor for the periods in 2006 are not necessarily comparable. The presentation of the results for the year ended December 31, 2006, on a combined basis does not comply with U.S. generally-accepted accounting principles (GAAP); however, the Company believes that this provides useful information to assess the relative performance of the Company’s businesses in the periods presented in the consolidated financial statements on an ongoing basis. The captions included within the Company’s consolidated statements of operations that are materially impacted by this change in basis of accounting include net revenue, depreciation and amortization and impairment of goodwill and intangible assets.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Further information regarding the non-GAAP financial measures included in this press release are contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Shannon Burns
312.894.6890	312.260.2550
bhoyt@orbitz.com	shannon.burns@orbitz.com

###

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except share and per share data)

					Period from	Period from
	Three months ended	Three months ended	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Combined	Successor	Predecessor
Net revenue	$197	$179	$859	$752	$242	$510

Cost and expenses
Cost of revenue	41	25	157	113	38	75
Selling, general and administrative	69	79	301	303	112	191
Marketing	57	62	302	277	89	188
Depreciation and amortization	15	12	57	55	18	37
Impairment of goodwill and intangible assets	—	—	—	122	—	122
Total operating expenses	182	178	817	870	257	613
Operating income (loss)	15	1	42	(118)	(15)	(103)

Other income (expense)
Interest expense, net	(17)	(5)	(83)	(27)	(9)	(18)
Other income, net	—	—	—	1	—	1
Total other income (expense)	(17)	(5)	(83)	(26)	(9)	(17)

Loss before income taxes and minority interest	(2)	(4)	(41)	(144)	(24)	(120)
Provision for income taxes	8	1	43	2	1	1
Minority interest, net of tax	1	—	1	—	—	—
Net loss	$(11)	$(5)	$(85)	$(146)	$(25)	$(121)

		Period from
	Three months ended	July 18, 2007 to
	December 31, 2007	December 31, 2007
	Successor	Successor
Net loss	$(11)	$(42)

Net loss per share—basic and diluted:
Net loss per share	$(0.13)	$(0.51)
Weighted average shares outstanding	83,054,018	81,600,478

ORBITZ WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions, except share data)
	Successor
	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$25	$28
Accounts receivable (net of allowance for doubtful accounts
of $2 and $3, respectively)	60	51
Prepaid expenses	16	10
Security deposits	8	7
Deferred income taxes, current	3	—
Other current assets	9	8
Total current assets	121	104
Property and equipment, net	184	166
Goodwill	1,181	1,190
Trademarks and trade names	313	311
Other intangible assets, net	68	88
Due from Travelport	—	100
Deferred income taxes, non-current	12	62
Other non-current assets	46	40
Total Assets	$1,925	$2,061

Liabilities and Shareholders' Equity/Invested Equity
Current liabilities:
Accounts payable	$65	$35
Accrued merchant payable	190	195
Accrued expenses	121	127
Deferred income	28	25
Term loan, current	6	—
Due to Travelport, net	8	—
Other current liabilities	4	5
Total current liabilities	422	387
Term loan, non-current	593	—
Line of credit	1	—
Due to Travelport, non-current	—	205
Tax sharing liability	114	126
Unfavorable contracts	17	45
Other non-current liabilities	40	31
Total Liabilities	1,187	794
Commitments and contingencies
Shareholders' Equity/Invested Equity:
Travelport net investment	—	1,265
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,107,909 and 0 shares issued and outstanding, respectively	1	—
Treasury stock, 8,852 and 0 shares held, respectively	—	—
Additional paid in capital	894	—
Accumulated deficit	(151)	—
Accumulated other comprehensive (loss) income	(6)	2
Total Shareholders' Equity/Invested Equity:	738	1,267
Total Liabilities and Shareholders' Equity/Invested Equity	$1,925	$2,061

Appendix A

Non-GAAP Financial Measures

EBITDA is a performance measure used by management that is defined as net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.

EBITDA and adjusted EBITDA, as presented for the three months and years ended December 31, 2006, and December 31, 2007, are not defined under GAAP, and do not purport to be an alternative to net loss as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

Orbitz Worldwide uses and believes investors benefit from the presentation of EBITDA and adjusted EBITDA in evaluating its operating performance because they provide the Company and its investors with an additional tool to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. Orbitz Worldwide believes that EBITDA and adjusted EBITDA are useful to investors and other external users of the Company’s financial statements in evaluating the Company’s operating performance and cash flow because:

•                  EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•                  Investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation, all of which vary widely from company to company and impact comparability.

Orbitz Worldwide’s management uses adjusted EBITDA:

•                  As a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•                  As a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•                  As a performance evaluation metric off which to base executive and employee incentive compensation programs.

Adjusted Net Income is a performance measure used by management and is defined as net loss plus:

(1)                      Goodwill and intangible asset impairment charges

(2)                      One-time charges

(3)                      Stock-based compensation expense

(4)                      Amortization expense on intangible assets

(5)                      Public company costs

(6)                      Non-cash interest expense on the tax sharing agreement

(7)                      Non-cash taxes

Adjusted Net Income is useful to investors because it represents the Company’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of the Company’s business.

Adjusted Earnings per Share (“EPS”) is also used by management to measure performance and is defined as Adjusted Net Income divided by weighted average diluted shares outstanding for purposes of Adjusted EPS. The weighted average common shares outstanding used in the calculation of diluted adjusted earnings (loss) per share for periods prior to the IPO represent the total shares of common stock outstanding immediately following the IPO, excluding restricted stock units, restricted stock and stock options issued to employees in connection with the IPO. The weighted average common shares outstanding used in the calculation of diluted adjusted earnings per share for periods following the IPO include the dilutive impact of restricted stock units, restricted stock and stock options issued to employees in connection with the IPO. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP Earnings per Share.

Adjusted Net Income and Adjusted EPS are not defined under GAAP and do not purport to be an alternative to net income or EPS as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Because not all companies use identical calculations, the accompanying reconciliation of Adjusted Net Income and Adjusted EPS may not be comparable to other similarly-titled measures used by other companies.

Orbitz Worldwide uses, and believes investors benefit from, the presentation of Adjusted Net Income and Adjusted EPS because it provides the Company and its investors with an additional tool to compare the Company’s operating performance on a consistent basis by excluding the impact of certain non-cash expenses or non-recurring items that are not directly attributed to the Company’s core operations.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
(in millions)	Successor	Successor	Successor	Combined

Net (loss)	$(11)	$(5)	$(85)	$(146)
Interest expense, net	17	5	83	27
Provision for income taxes	8	1	43	2
Depreciation and amortization	15	12	57	55
EBITDA	$29	$13	$98	$(62)

EBITDA was adjusted by the items listed and described in more detail below.  The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
(in millions)	Successor	Successor	Successor	Combined

EBITDA	$29	$13	$98	$(62)
Goodwill and intangible impairment expense(a)	—	—	—	122
Purchase accounting adjustments(b)	—	18	6	39
Corporate allocations and other direct corporate costs(c)	—	2	7	13
Global platform expense(d)	1	2	8	5
Stock-based compensation expense(e)	4	2	8	6
Restructuring and moving expenses(f)	1	(2)	2	7
Travelport corporate solutions adjustments(g)	—	—	—	(3)
Public company costs(h)	—	(3)	(8)	(14)
Professional services fees (i)	1	—	8	—
Contract exit costs (j)	—	—	13	—
Adjustment to tax sharing liability (k)	(1)	—	—	—
Severance expense (l)	2	—	2	—
Adjusted EBITDA (m)	$37	$32	$144	$113

The following table provides a reconciliation of net loss to Adjusted Net Income and Adjusted EPS:

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
(in millions)	Successor	Successor	Successor	Combined

Net (loss)	$(11)	$(5)	$(85)	$(146)
Goodwill and intangible impairment expense (a)	—	—	—	122
Purchase accounting adjustments (b)	—	18	6	39
Corporate allocations and other direct corporate costs (c)	—	2	7	13
Global platform expense (d)	1	2	8	5
Stock-based compensation expense (e)	4	2	8	6
Restructuring and moving expenses (f)	1	(2)	2	7
Travelport corporate solutions adjustments (g)	—	—	—	(3)
Public company costs (h)	—	(3)	(8)	(14)
Professional services fees (i)	1	—	8	—
Contract exit costs (j)	—	—	13	—
Adjustment to tax sharing liability (k)	(1)	—	—	—
Severance expense (l)	2	—	2	—
Amortization on intangibles (n)	5	6	20	12
Interest on debt (o)	—	(11)	20	(40)
Interest on cash (p)	—	1	2	4
Interest on tax sharing agreement (q)	3	3	14	19
Adjustment to tax (r)	5	—	39	(17)

Adjusted net income	$10	$13	$56	$7

Weighted average common shares outstanding for basic adjusted earnings per share	83,054,018	82,912,526	82,966,325	82,912,526
Dilutive restricted stock units and restricted stock	101,349	—	8,342	—
Weighted average common shares outstanding for diluted adjusted earnings per share	83,155,367	82,912,526	82,974,667	82,912,526

Adjusted earnings per share (s)	$0.12	$0.16	$0.67	$0.09

(a)          Represents the charge recorded for impairment of goodwill and intangible assets. The impairment is primarily related to a decline in ebookers’ fair value relative to its carrying value, which was the result of poor operating performance occurring after the asset was acquired by Cendant.

(b)         Represents the purchase accounting adjustments made at the time of the Blackstone Acquisition in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in revenue and operating income for the period from August 23, 2006, to December 31, 2006, and for the year ended December 31, 2007.

(c)          Represents corporate allocations and direct costs for services performed on the Company’s behalf by Cendant or Travelport through the date of the Company’s initial public offering (“IPO”). Following the IPO, the Company now performs these services with either internal or external resources, although it continues to utilize Travelport for certain services under a transition services agreement. Refer to footnote (h) below for a discussion of the Company’s estimate of costs it would have incurred had it been operating as a public company for all of the periods presented above.

(d)         Represents costs associated with operating two technology platforms simultaneously as the Company invests in its global technology platform. These development and certain duplicative technology expenses are expected to cease in 2008 following the migration of certain of the Company’s operations to the global technology platform.

(e)          Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted as a private company.

(f)            Represents non-recurring costs incurred in conjunction with the Company’s separation from Cendant due to the Blackstone Acquisition and the costs of relocating the Company’s corporate offices.

(g)         Represents the difference in the historical amounts earned from Galileo by the Company’s corporate travel solutions business and the amount that would have been earned under the Company’s new arrangement with Galileo if such arrangement had been in place as of the beginning of the period presented.

(h)         Certain corporate costs were previously incurred on the Company’s behalf by Cendant or Travelport. This adjustment represents the Company’s estimate of costs it would have expected to incur for certain headquarters and public company costs had it been operating as a public company for all of the periods presented above, including costs for services which were previously provided by Travelport or Cendant and adjusted for in footnote (c) above. These costs include tax, treasury, internal audit, board of directors’ costs, and similar items. Also included are costs for directors and officers insurance, audit, investor relations and other public company costs. The amount shown for the year ended December 31, 2007, includes the Company’s estimate of such costs.

(i)             Represents one-time accounting and consulting services primarily associated with the IPO and post-IPO transition period.

(j)             Represents costs to exit an online marketing services agreement.

(k)          Represents an adjustment recorded to properly reflect the fair value of the tax sharing liability.

(l)             Represents severance costs for departed Company executives.

(m)       Includes EBITDA of Tecnovate, an Indian services organization that the Company sold on July 5, 2007, of $1 million for the three months ended December 31, 2006, and $4 million and $3 million for the years ended December 31, 2006 and 2007, respectively. Also includes EBITDA of Travelbag (an offline U.K. travel business) that the Company sold on July 16, 2007, of $1 million for the three months ended December 31, 2006, and $2 million and $(2) million for the year ended December 31, 2006 and 2007, respectively. Travelbag had net revenues of $7 million and gross bookings $67 million for the three months ended December 31, 2006. Net revenues for Travelbag for the years ended December 31, 2006 and 2007 were $28 million and $15 million, respectively, and gross bookings were $245 million and $136 million for these same periods.  Includes air revenue of Travelbag of $3 million for the three months ended December 31, 2006, and $15 million and $8 million for the years ended December 31, 2006 and 2007, respectively.  Includes non-air and other revenue of Travelbag of $4 million for the three months ended December 31, 2006, and $13 million and $7 million for the years ended December 31, 2006 and 2007, respectively.

(n)         Represents the non-cash amortization of intangible assets during the period.

(o)         Represents the net impact on interest expense from the replacement of the intercompany trade payables to Travelport with the issuance of $600 million term loan the company entered into in connection with the IPO, as if it had been in place at January 1, 2006.

(p)         Represents interest earned on $75 million of cash received from the IPO and assumes that this cash was outstanding as of January 1, 2006 and earned interest at a rate of 5 percent.

(q)         Represents the non-cash interest expense associated with the Orbitz Worldwide tax sharing agreement with the founding airlines.

(r)            Represents the cash impact of taxes on adjusted net income. This amount is calculated as the current portion of the tax provision less the book tax of the Company plus payments made to the founding airlines as part of the tax sharing agreement.

(s)          Adjusted earnings per share may not recalculate based on adjusted net earnings shown in the table above due to rounding.

Appendix B

Summary of Selected Operating Metrics (Unaudited)

	Three Months Ended		%	Year Ended		%
	December 31, 2007	December 31, 2006	Change	December 31, 2007	December 31, 2006	Change
($ in millions)

Gross Bookings(a)	$2,356	$2,360	0%	$10,791	$9,780	10%
Air	1,760	1,775	–1%	7,964	7,240	10%
Non-Air/Other	596	585	2%	2,827	2,540	11%

Domestic	2,004	2,113	–5%	9,393	8,748	7%
International	352	247	43%	1,398	1,032	35%

Net Revenue(b)	197	179	10%	859	752	14%
Air	81	85	–5%	375	355	6%
Non-Air /Other	116	94	23%	484	397	22%

Domestic	153	146	5%	679	611	11%
International	44	33	33%	180	141	28%

Net Loss	(11)	(5)	120%	(85)	(146)	–42%

EBITDA	29	13	123%	98	(62)	–258%
Adjustments	8	19	**	46	175	**
Adjusted EBITDA	37	32	16%	144	113	27%

**          Not meaningful

(a)          Excludes gross bookings for an offline U.K. travel business (see Note M in Adjusted Net Income table).

(b)         The net impact of purchase accounting adjustments recorded in the three months ended December 31, 2006, accounted for $18 million of the increase in net revenue from the three months ended December 31, 2006, to the three months ended December 31, 2007. Excluding the impact of purchase accounting adjustments, net revenue of our non-air/other business increased 7 percent from the three months ended December 31, 2006, to the three months ended December 31, 2007. The net impact of purchase accounting adjustments recorded as a reduction to net revenue in the year ended December 31, 2006 and 2007 of $39 million and $6 million, respectively, drove $29 million of the increase in net revenue from our non-air/other business from the year ended December 31, 2006, to the year ended December 31, 2007. Excluding the impact of purchase accounting adjustments, net revenue of our non-air/other business increased 13 percent from the year ended December 31, 2006, to the year ended December 31, 2007.